Exhibit 99.1

BAYLAKE CORP. ANNOUNCES TERMINATION OF WRITTEN AGREEMENT

Sturgeon Bay, Wisconsin – (PR Newswire) – June 12, 2012

Baylake Corp. (OTC BB: BYLK), the parent company of Baylake Bank, today announced the termination of the Written Agreement dated December 23, 2010 by and among Baylake Corp., Baylake Bank, the Federal Reserve Bank of Chicago, and the State of Wisconsin Department of Financial Institutions.  The termination was effective June 4, 2012.  In place of the Written Agreement, it is anticipated that Baylake Corp. and Baylake Bank will enter into an informal Memorandum of Understanding with the Federal Reserve Bank and the Department of Financial Institutions.

“The lifting of the formal Written Agreement reflects our hard work to improve asset quality, increase earnings, and improve the overall condition of the Bank,” said Robert J. Cera, Baylake Corp. President and Chief Executive Officer. “We wish to thank each of our talented and dedicated employees who contributed to our recent success and performance improvement.”

Baylake Corp. is headquartered in Sturgeon Bay, Wisconsin. Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 27 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties. More information about Baylake is available at www.baylake.com.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as  "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements.  These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011  under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations.  Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

For further information contact: Robert J. Cera President & Chief Executive Officer (920)743-5551	or	John A. Hauser Senior Vice President & Treasurer (920)743-5551